Subject: Consent of Independent Auditor

Date: June 15, 2024

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Reports dated June 16, 2024 relating to the balance sheets of Obsidian Prime, Inc. as of January 31, 2024, the related statements of operations, changes in stockholders’ Equity, and cash flows for the years then ended, and the related notes to the financial statements.

We also consent to the reference to us under the heading “Experts” in this registration.

Certified Public Accountant, NH 08224

CF Audits LLC

159 Main St. STE 100

Nashua NH 03060 646-689-4725

cpa@cfaudits.com